Exhibit 99.1

STOCK PURCHASE AGREEMENT

Stock Purchase Agreement (this “Agreement”), dated as of April 5, 2006, by and among the parties listed in Schedule 1.1 (collectively, “Sellers,” and each individually a “Seller”) and RECRUIT CO., LTD., a Japanese corporation (“Purchaser”).

WHEREAS, Purchaser wishes to purchase, and Sellers wish to sell, certain common shares of 51job, Inc., a Cayman Islands company (the “Company”), par value US$0.0001 per share (the “Shares”) as follows:

An aggregate 8,452,918 Shares (the “Initial Shares”), constituting approximately fifteen percent (15%) of the Shares issued and outstanding as of December 31, 2005, in an initial purchase and sale transaction; and

An additional aggregate 14,862,313 Shares (the “Future Shares”), constituting approximately twenty-five percent (25%) of the Shares issued and outstanding as of December 31, 2005, in one or more transactions over a three-year period following closing of the initial purchase and sale transaction.

WHEREAS, Purchaser and Sellers wish to set forth the terms and conditions for all such purchases and sales;

NOW, THEREFORE, in consideration of the promises and of the mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1. INITIAL PURCHASE AND SALE OF SHARES

1.1 Initial Purchase of Shares. Subject to the satisfaction of the conditions set forth in Sections 1.4 and 1.5 below, Sellers hereby agree, severally and not jointly, to convey, transfer and assign, on the terms and conditions set forth herein, to Purchaser, free and clear of all liens, security interests, pledges, claims and encumbrances of every kind, nature and description, and Purchaser hereby agrees to purchase from Sellers the Initial Shares, with each Seller responsible for the transfer of the number of Shares set forth opposite such Seller’s name on attached Schedule 1.1 (the “Initial Purchase Schedule”).

1.2 Purchase Price. The purchase price per Share for the Initial Shares shall be US$13.00 per Share (US$26.00 per ADS as quoted on the NASDAQ Global Market), for an aggregate purchase price of US$109,887,934 for all Initial Shares (the “Initial Purchase Price”). For purposes of this Agreement, the NASDAQ Global Market shall also include any successor market or exchange on or through which the Shares are publicly traded, provided that Purchaser approves of such successor market or exchange, which approval shall not be unreasonably withheld.

1.3 Closing Date. Subject to the satisfaction of the conditions set forth in Sections 1.4 and 1.5, the closing of the purchase of the Initial Shares (the “Initial Closing”) shall take place at 10:00 a.m., Japan Time, on April 14, 2006 (the “Initial Closing Date”) at the offices of Morrison & Foerster, LLP, AIG Building, 11th Floor, 1-3, Marunouchi 1-chome, Chiyoda-ku, Tokyo, Japan, 100-0005, or at such other date and place as is agreed by the Seller Representative (as defined herein) and Purchaser. The Initial Closing Date, each subsequent Settlement Date with respect to Future Shares, the Top-Up Shares Settlement Date and each Offered Shares Settlement Date (all as defined herein), if any, are each referred to herein as a “Closing Date.” Notwithstanding the foregoing, if the conditions to Purchaser’s obligation to purchase shares have not been satisfied or waived by Purchaser as of such Closing Date, then such Closing Date may be extended for up to fifteen (15) Business Days after the date for such Closing Date specified in this Agreement to permit such conditions to be satisfied or waived. On the Initial Closing Date:

(a) Purchaser shall pay the Initial Purchase Price, in United States dollars (“US$”), with each Seller receiving the portion of the Initial Purchase Price specified opposite such Seller’s name on the Initial Purchase Schedule, by wire transfer of immediately available funds to the accounts, and in accordance with the wire instructions, specified in the Initial Purchase Schedule; and

(b) the Seller Representative shall deliver to Purchaser (i) duly endorsed share certificates representing the Initial Shares, free and clear of all liens, security interests, pledges, claims and encumbrances of every kind, nature and description (except those arising under this Agreement and applicable securities laws), and endorsed by the transferring Seller in blank, or with stock transfer powers executed by the transferring Seller in blank attached, and (ii) executed cross-receipts acknowledging each Seller’s receipt of the portion of the Initial Purchase Price specified on the Initial Purchase Schedule.

1.4 Conditions to the Obligation of Sellers. The obligation of each Seller to sell the Shares that it has agreed to sell to Purchaser at the Initial Closing is subject to the satisfaction, at or before the Initial Closing, of each of the following conditions; provided, that each such condition is for the sole benefit of each Seller, individually, and may be waived by such Seller solely as to such Seller’s proposed sale of Shares hereunder, at any time in its sole discretion by causing the Seller Representative to provide Purchaser with written notice thereof; provided further, however, that Purchaser shall not be required to close the Initial Purchase unless all such conditions have either been satisfied in full, or waived by all Sellers:

(a) Purchaser shall have delivered to each Seller the amount set forth opposite such Seller’s name on the Initial Purchase Schedule, in accordance with Section 1.3;

(b) The representations and warranties of Purchaser set forth in Section 6 shall be true and correct in all material respects as of the date made and as of the Initial Closing Date as though made at that time, and Purchaser shall have performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Purchaser at or before the Initial Closing;

(c) The Purchaser shall have delivered to the Seller Representative a certificate, dated the Closing Date and signed by an authorized officer of the Purchaser, as to the matters set forth in Section 1.4(b); and

(d) The disinterested directors of the Company shall have approved a definitive agreement with respect to a business alliance between Purchaser and the Company, substantially in the form of attached Exhibit A (the “Business Alliance Agreement”) by resolution at a duly held board meeting.

1.5 Conditions to the Obligation of Purchaser. The obligation of Purchaser to purchase the Initial Shares at the Initial Closing is subject to the satisfaction, at or before the Initial Closing, of each of the following conditions by each of the Sellers, provided that these conditions are for Purchaser’s sole benefit and may be waived by Purchaser at any time in its sole discretion with respect to any Seller, by providing the Seller Representative with written notice thereof (for the avoidance of doubt, Purchaser shall not be required to purchase any Initial Shares hereunder unless all such conditions are met as to each Seller or are waived by Purchaser as noted above):

(a) The Seller Representative shall have delivered to Purchaser duly endorsed share certificates representing the Initial Shares, in accordance with Section 1.3;

(b) The representations and warranties of each Seller set forth in Section 5 shall be true and correct in all material respects as of the date made and as of the Initial Closing Date as though made at that time and each Seller shall have performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Seller at or before the Initial Closing;

(c) Purchaser shall have received from the Seller Representative a certificate, dated the Closing Date and signed by the Seller Representative, as to the matters set forth in Section 1.5(b);

(d) The disinterested directors of the Company shall have approved the Business Alliance Agreement by resolution at a duly held board meeting;

(e) The Company’s ADSs, each representing two Shares and listed for trading on the NASDAQ Global Market (the “ADSs”) shall continue to be listed on the NASDAQ Global Market in good standing and NASDAQ shall not have taken, or expressed any intention to take, any action to delist the ADSs.

(f) All of the registration rights under Section 2 of each Investor Rights Agreement executed between the Company and each Seller, and all other registration rights held by each Seller with respect to the Shares set forth beside such Seller’s name on attached Schedules 1.1 and 2.1 (the “Registration Rights”), shall have been duly and unconditionally assigned to Purchaser pursuant to an assignment agreement substantially in the form of attached Exhibit B with respect to (i) all Initial Shares, (ii) all Future Shares effective, as to such Future Shares, upon the purchase of such Future Shares by Purchaser pursuant to Section 2 or Section 3 hereof; the Company shall have waived, in writing, the proviso of Section 2.13 of the Investor Rights Agreement which requires that an assignee or transferee acquire at least 25% of the outstanding Shares of the Company in connection with any assignment of Registration Rights; and Purchaser shall be satisfied in its sole discretion that all actions that are necessary or appropriate to effectively assign the Registration Rights to Purchaser shall have been taken.

(g) Each Seller which is not a natural person shall have obtained any approvals required to consummate its sale of Initial Shares, including without limitation any shareholder or board approvals.

(h) Each Seller shall have obtained consents and approvals of third parties required to consummate its sale of Initial Shares, including any approvals required to be given by the Company.

(i) Purchaser shall have received from the Seller Representative the opinion of counsel for Sellers, dated as of the Initial Closing Date, substantially in the form of attached Exhibit C; provided, however, that the referenced opinion shall not be required with respect to any Seller which is a natural person.

(j) Neither the Company nor any of its material subsidiaries shall be subject to any insolvency proceeding or have had a receiver, liquidator or administrator appointed over its assets or any part of them.

1.6 Purchase Price Adjustments. All prices to be paid by Purchaser to the Sellers for Shares, and amounts applicable to the determination of such prices, pursuant to Sections 1, 2 and 3 hereof, including the Initial Purchase Price, the Per Share Price, the Floor Price and the Price Cap, shall be equitably adjusted to reflect stock splits, recapitalizations and other similar changes to the capital structure of the Company.

2. FUTURE PURCHASES AND SALES OF SHARES

2.1 Future Sales of Common Shares. Sellers jointly will have the right (the “Put Right”), but not the obligation, to convey, transfer and assign, on the terms and conditions herein set forth, to Purchaser, free and clear of all liens, security interests, pledges, claims and encumbrances of every kind, nature and description (except those arising under this Agreement and applicable securities laws), the Future Shares, with each Seller having a Put Right as to the Future Shares set forth opposite such Seller’s name on attached Schedule 2.1 (the “Future Purchase Schedule”), over the three-year period commencing on the end of the third (3rd) Business Day after the first Reference Period (as defined herein) after the Initial Closing at the price per Share and other terms specified below (such sales, “Future Sales,” and the relevant three-year period, the “Future Sales Period”). For the avoidance of doubt, all Put Rights shall expire, and be of no further force or effect, on the expiration of the Future Sales Period.

2.2 Per Share Price. The purchase price per Share to be paid by Purchaser to Sellers pursuant to Sellers’ exercise of the Put Right (the “Per Share Price”) shall be equal to the greater of the following:

(a) 115% of the applicable Reference Price (as defined herein); and

(b) US$13.00 per Share (the “Floor Price”); provided, however, if the closing price for the Shares drops below US$5.00 per Share for three (3) trading days (US$10.00 per ADS as quoted on the NASDAQ Global Market) during any Reference Period (as defined below) (a “Floor Termination Event”), then the Floor Price shall not apply to the immediately following Exercise Period (as defined herein) and the Per Share Price applicable to such Exercise Period shall be 115% of the applicable Reference Price. For the avoidance of doubt, the Floor Price shall apply to each subsequent Exercise Period unless there is a Floor Termination Event with respect to such Exercise Period.

Notwithstanding the foregoing, or anything else contained herein, in no event shall the Per Share Price payable in respect of any Shares under this Agreement exceed US$25.50 per Share (US$51.00 per ADS) (the “Price Cap”).

2.3 Reference Price. The “Reference Price” for the purpose of determining the Per Share Price in any Future Sale shall be the average closing price of one ADS as quoted on the NASDAQ Global Market during the Reference Period, divided by two; provided that, for purposes of determining the Reference Price:

(a) any closing price of one ADS that is more than 130% or less than 70% of the average closing price of one ADS as quoted on the NASDAQ Global Market during such Reference Period will be excluded (in this connection, (i) the average closing price for the relevant Reference Period shall initially be calculated to determine whether any daily closing prices should be excluded, and (ii) if there are any such closing prices they will then be excluded and the average closing price for purposes of this Agreement shall then be recalculated reflecting the exclusion of such closing price(s));

(b) if the closing price of one ADS on the NASDAQ trading day prior to Sellers’ exercise of the Put Right is less than 50% of the Reference Price calculated pursuant to Section 2.3(a) multiplied by two, then the Reference Price shall be 125% of such closing price divided by two; and

(c) Purchaser shall reasonably promptly after the end of such Reference Period provide notice to the Seller Representative setting forth the calculation of the Reference Price in reasonable detail, which notice shall be binding absent manifest error.

2.4 Reference Period.

(a) The period used to determine the Per Share Price applicable to any Future Sale in any Exercise Period shall be the period commencing on and including the third (3rd) NASDAQ trading day after the date on which the Company files with the U.S. Securities and Exchange Commission (the “SEC”) a Form 6-K attaching a press release announcing the Company’s earnings for the most recently ended fiscal quarter (each, a “Filing Date”), and ending on and including the fifteenth (15th) NASDAQ trading day immediately following the Filing Date (each such period, a “Reference Period”); provided that the ADSs trade on the NASDAQ Global Market on the final day of the Reference Period.

(b) If for any reason there are no trades in the ADSs reported on the NASDAQ Global Market on the final day of the Reference Period described in Section 2.4(a), the Reference Period will be extended through, and will include, the next NASDAQ trading day that a trade in the ADSs occurs; provided however, that if there are no trades in the ADSs for ten (10) consecutive trading days (beginning on the final day of the Reference Period), then the Put Right will not be exercisable until the Exercise Period following the next Filing Date.

2.5 Exercise. The Put Right may only be exercised by each Seller (on behalf of itself and each Permitted Transferee (as defined below) of such Seller) by providing Purchaser with a written election to sell (an “Election”), signed by each Seller who will participate in the sale (collectively the “Exercising Sellers” and each, an “Exercising Seller”) and specifying the number of Shares to be sold by each Seller, during the three (3) consecutive NASDAQ trading days immediately following the final trading day of the Reference Period (the “Exercise Period”), provided that the ADSs trade on the NASDAQ Global Market on the day prior to the Election. If for any reason there are no trades in the ADSs reported on the NASDAQ Global Market on any day during the Exercise Period, the Exercise Period shall be extended until the NASDAQ trading day following the day on which a trade in ADSs occurs (excluding any trades by any party hereto or their affiliates (as defined in Section 7.3)), up to a maximum of ten (10) NASDAQ trading days. An Election, when submitted, shall be irrevocable and binding upon the Exercising Sales Sellers and Purchaser. In no event will the number of Shares specified for sale by an Exercising Seller, together with all Shares previously sold by such Exercising Seller pursuant to an exercise of the Put Right, exceed the number of Shares specified for such Seller in the Future Purchase Schedule and, if it does, the Election in question shall be deemed void and of no effect to the extent of any such excess Shares. Each Election shall specify whether or not the Shares subject to such Election constitute 5% or more of the Shares outstanding on the date of the Election.

2.6 Future Sales Settlement Dates. Future Sales shall settle, in cash:

(a) within ten (10) Business Days after the last day of the relevant Exercise Period if the aggregate Shares put by the Exercising Sellers constitute less than 5% of the Shares outstanding on the date of the relevant Election; and

(b) within fifteen (15) Business Days after the last day of the relevant Exercise Period if the aggregate Shares put by the Exercising Sellers constitute 5% or more of the Shares outstanding on the date of the relevant Election, in each case unless otherwise agreed by Purchaser and the Seller Representative on behalf of each Exercising Seller (each, a “Settlement Date”).

2.7 Form of Payment. On each Settlement Date:

(a) Purchaser shall pay to each Exercising Seller an amount equal to the Per Share Price multiplied by the number of Future Shares to be sold by such Exercising Seller as specified in the applicable Election (the “Put Price”), by wire transfer of United States dollars in immediately available funds to the accounts, and in accordance with the wire instructions, specified in the applicable Election, and

(b) each Exercising Seller (on behalf of itself and each Permitted Transferee of such Exercising Seller) shall deliver to Purchaser (i) duly endorsed share certificates representing the Future Shares, free and clear of all liens, security interests, pledges, claims and encumbrances of every kind, nature and description (as defined herein) to be sold by each Exercising Seller to Purchaser, and (ii) an executed cross-receipt acknowledging such Exercising Seller’s receipt of the full Put Price for the number of Future Shares purchased by Purchaser from such Exercising Seller at the Settlement Date.

2.8 Conditions to the Obligation of Purchaser with respect to Future Sales. The obligation of Purchaser to purchase each Exercising Seller’s Shares from such Exercising Seller at or before any Settlement Date is subject to satisfaction on or prior to the Settlement Date, of each of the following conditions with respect to such Exercising Seller, provided that these conditions are for Purchaser’s sole benefit and may be waived by Purchaser at any time in its sole discretion with respect to any Seller, by providing the Seller Representative with written notice thereof (for the avoidance of doubt, Purchaser shall be required to purchase each Exercising Seller’s Shares at or before any Settlement Date hereunder so long as each of the following conditions is met or waived as to such Exercising Seller, regardless of whether they are met or waived as to any other Exercising Seller):

(a) The Initial Closing shall have occurred;

(b) The representations and warranties of each Exercising Seller set forth in Section 5 shall be true and correct in all material respects as of the date made and as of the Settlement Date as though made at that time, provided, that the representation and warranty set forth in Section 5.5 shall be deemed true and correct if any material misstatements or omissions in the Public Reports (as defined herein) is corrected in a disclosure filed on Form 6-K or made through a widely disseminated press release at least ten (10) NASDAQ trading days prior to commencement of the applicable Reference Period;

(c) Such Exercising Seller shall have performed, satisfied and complied with the covenants, agreements and conditions set forth in Sections 4 and 7 and required by this Agreement to be performed, satisfied or complied with by such Exercising Seller at or before the Settlement Date;

(d) The Election of such Exercising Seller shall have been duly provided to Purchaser in accordance with this Agreement;

(e) The ADSs shall continue to be listed on the NASDAQ Global Market in good standing and NASDAQ shall not have taken, or expressed any intention to take, any action to delist the ADSs; and

(f) Neither the Company nor any of its material subsidiaries shall be subject to any insolvency proceeding or has had a receiver, liquidator or administrator appointed over its assets or any part of them.

3. TOP-UP PURCHASE

3.1 Top-Up Shares. If, as of the end of the Future Sales Period, Purchaser has not acquired an additional 14,862,313 Shares through Future Sales, Purchaser shall, on a one-time basis, purchase from Sellers, and in such case Sellers shall sell to Purchaser, up to an additional 14,862,313 Shares, reduced as to each Seller in accordance with this Section 3.1 (the shares to be purchased, the “Top-Up Shares”, and the purchase and sale of the Top-Up Shares, the “Top-Up Sale”). For such purposes, each Seller shall be obligated to sell to the Purchaser, and the Purchaser shall be obligated to purchase from each Seller: (1) the number of Shares specified for such Seller in the Future Purchase Schedule, minus (2) the number of Shares sold by such Seller to Purchaser through exercise of the Put Right during the Future Sales Period, minus (3) the number of Shares offered by such Seller and not acquired by Purchaser pursuant to the ROFR during the Future Sales Period.

3.2 Purchaser’s Top-Up Obligation. Purchaser’s obligation to purchase the Top-Up Shares (the “Top-Up Obligation”) shall be exercised on the third (3rd) Business Day immediately following the expiration of the last Exercise Period at the end of the Future Sales Period (the “Top-Up Notice Date”), and the Per Share Price payable by Purchaser for the Top-Up Shares shall be the Floor Price; provided, however, if a Floor Termination Event occurs with respect to the immediately preceding Exercise Period, then the Floor Price shall not apply, and the Per Share Price applicable to such Top-Up Shares shall be 115% of the applicable Reference Price, subject to the Price Cap. Purchaser shall provide Seller Representative written notice of the Top-Up Notice Date at least fifteen (15) Business Days prior to such date.

3.3 Top-Shares Settlement Date. Prior to the Top-Up Notice Date, the Seller Representative shall provide Purchaser with a schedule (the “Top-Up Share Schedule”) setting forth the number of Top-Up Shares to be sold by each Seller, including the calculation of the Shares to be sold by each Seller and the total number of Top-Up Shares, in reasonable detail. Purchaser’s purchase of the Top-Up Shares shall settle, in cash, on the date (the “Top-Up Shares Settlement Date”) that is fifteen (15) Business Days after the Seller Representative provides the Top-Up Share Schedule to Purchaser, subject to extension of the Top-Up Shares Settlement Date for up to fifteen (15) Business Days pursuant to Section 1.3 hereof.

3.4 Form of Payment. On the Top-Up Shares Settlement Date:

(a) Purchaser shall pay to each Seller an amount equal to the Per Share Price multiplied by the number of Shares to be sold by such Seller as specified in the Top-Up Share Schedule, by wire transfer of United States dollars in immediately available funds to the accounts, and in accordance with the wire instructions, specified in the Top-Up Share Schedule (the “Top-Up Shares Consideration”); and

(b) each Seller (on behalf of itself and each Permitted Transferee of such Seller) shall deliver to Purchaser (i) duly endorsed share certificates representing the Top-Up Shares to be sold by such Seller to Purchaser, free and clear of all liens, security interests, pledges, claims and encumbrances of every kind, nature and description, and endorsed by such Seller in blank, or with stock transfer powers executed by the Sellers in blank attached, and (ii) a cross-receipt acknowledging such Seller’s receipt of the Top-Up Shares Consideration at the Top-Up Shares Settlement Date for the Top-Up Shares purchased by Purchaser from such Seller.

3.5 Conditions to the Obligation of Purchaser with respect to Top-Up Shares. The obligation of Purchaser to purchase Top-Up Shares from Sellers is subject to satisfaction at or prior to the Top-Up Shares Settlement Date, of each of the following conditions, provided that these conditions are for Purchaser’s sole benefit and may be waived by Purchaser at any time in its sole discretion with respect to any Seller, by providing the Seller Representative with written notice thereof (for the avoidance of doubt, Purchaser shall be required to purchase each Seller’s Top-Up Shares so long as each of the following conditions is met or waived as to such Seller, regardless of whether they are met or waived as to any other Seller):

(a) The Initial Closing shall have occurred;

(b) The representations and warranties of such Seller set forth in Section 5 shall be true and correct in all material respects as of the date made and as of the Top-Up Shares Settlement Date as though made at that time, provided, that the representation and warranty set forth in Section 5.5 shall be deemed true and correct if any material misstatements or omissions in the Public Reports is corrected in a disclosure filed on Form 6-K or made through a widely disseminated press release at least ten (10) NASDAQ trading days prior to commencement of the final Reference Period;

(c) Such Seller shall have performed, satisfied and complied with the covenants, agreements and conditions set forth in Sections 4 and 7 and required by this Agreement to be performed, satisfied or complied with by such Seller at or before the Top-Up Shares Settlement Date;

(d) The Top-Up Share Schedule shall have been duly provided to Purchaser in accordance with this Agreement;

(e) The ADSs shall continue to be listed on the NASDAQ Global Market in good standing and NASDAQ shall not have taken, or expressed any intention to take, any action to delist the ADSs;

(f) Neither the Company nor any of its material subsidiaries shall subject to any insolvency proceeding or has had a receiver, liquidator or administrator appointed over its assets or any part of them.

4. RESTRICTION ON TRANSFER; RIGHT OF FIRST REFUSAL

4.1 General. Before a Seller may sell, assign, encumber, hypothecate, pledge, convey in trust, gift, or otherwise transfer or dispose in any manner, including but not limited to transfers to receivers, creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, directly or indirectly (each, a “Transfer”) any of its Shares other than in the Initial Sale, any Future Sales, the Top-Up Sale or with respect to sales of Shares pursuant to a written plan for trading Shares in accordance with Rule 10b5-1 (a “10b5-1 Plan”) promulgated under the U.S. Securities Act of 1933 (the “1933 Act”), such Seller must comply with the provisions of this Section 4; provided, that such Seller may Transfer Shares: (a) acquired following the Initial Sale; or (b) (i) to any spouse or member of such Seller’s immediate family, or (ii) to a custodian, trustee (including a trustee of a voting trust), executor, or other fiduciary solely for the account of such Seller’s spouse or members of such Seller’s immediate family, or to a trust for such Seller’s sole benefit; provided, however, that in the event of any transfer made pursuant to one of the exemptions provided by clause (b), (i) the Seller shall inform Purchaser of such Transfer prior to effecting it, and (ii) each such transferee or assignee (each, a “Permitted Transferee”), prior to the completion of the Transfer, shall have executed documents reasonably acceptable to Purchaser assuming the obligations of the Seller under this Agreement with respect to the transferred Shares. Such transferred Shares shall remain “Shares” hereunder, and such Permitted Transferee shall be treated as a “Seller” for purposes of this Agreement. For the avoidance of doubt, the provisions of this Section 4 apply only to the Initial Shares and the Future Shares held by the Sellers and not any other Shares held by the Sellers.

4.2 Notice of Proposed Transfer. Prior to any Seller making a Transfer of any of its Shares to a party other than Purchaser, such Seller shall deliver to Purchaser a written notice (the “Transfer Notice”) in the form of attached Exhibit D, stating:

(i) Seller’s bona fide intention to Transfer such Shares; (ii) the name and address of each proposed purchaser or other transferee (the “Proposed Transferee”) or, if applicable, that Seller plans to sell its shares in a market transaction; (iii) the aggregate number of Shares proposed to be Transferred to each Proposed Transferee (the “Offered Shares”); and (iv) the bona fide cash price, the actual market price at the time of the Transfer Notice or, in reasonable detail, other consideration for which Seller proposes to Transfer the Offered Shares (the “Offered Price;” provided, that if a sale of the Offered Shares is pursuant to a market transaction, the “Offered Price” shall be the actual market price of the Offered Shares pursuant to Section 4.3).

4.3 Right of First Refusal.

(a) For a period of thirty (30) days (the “ROFR Exercise Period”) after the date on which the Transfer Notice is deemed to have been delivered to Purchaser, Purchaser shall have the right to purchase all or any part of the Offered Shares on the terms and conditions set forth in the Transfer Notice (the “ROFR”) by delivering written notice to the Seller Representative stating Purchaser’s intent to exercise the ROFR and the number of Offered Shares it desires to purchase pursuant to the ROFR (the “ROFR Notice”). If Purchaser does not deliver a ROFR Notice within the ROFR Exercise Period as to all the Offered Shares, the Seller may Transfer the Offered Shares that Purchaser has not elected to purchase, during the thirty (30) day period after the expiration of the ROFR Exercise Period, for the Offered Price per Share and on the other terms set forth in the Transfer Notice and not otherwise. Notwithstanding the foregoing, if the Transfer Notice states that the Seller plans to sell the Shares in a market transaction, then the Seller may sell the Shares in a market transaction at the prevailing market price at the time of the sale during such thirty (30) day period.

(b) In the event that Purchaser delivers written notice to the Seller Representative stating Purchaser’s intent to exercise the ROFR but refuses to complete the purchase of the Offered Shares as a result of the failure of any of the conditions set forth in Sections 4.8(b), (d) or (e) to be satisfied on or prior to the Offered Shares Settlement Date (as defined herein), the Seller may Transfer the Offered Shares that Purchaser has refused to purchase during the thirty (30) day period after the Offered Shares Settlement Date, for the Offered Price per Share and on the other terms set forth in the Transfer Notice or, if the relevant Transfer Notice states that the Seller plans to sell the Shares in a market transaction, then the Seller may sell the Shares in a market transaction at the prevailing market price at the time of the sale during such thirty (30) day period.

4.4 Purchase Price. The purchase price for any purchase of Offered Shares pursuant to an exercise of the ROFR will be the Offered Price, provided, that if the Transfer Notice states that the Seller plans to sell the Shares in a market transaction, the Offered Price shall be one half (1/2) the closing price of one ADS on the date such Transfer Notice is delivered to Purchaser. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by the Seller and Purchaser in good faith, which determination will be binding upon the Seller and Purchaser, absent fraud or manifest error.

4.5 ROFR Settlement Date. Upon any exercise of the ROFR, Purchaser shall purchase from the relevant Seller, and the relevant Seller shall sell and transfer to Purchaser, the Shares subject to the ROFR Notice, ten (10) Business Days after the delivery of the ROFR Notice (the “Offered Shares Settlement Date”).

4.6 Form of Payment. On the Offered Shares Settlement Date:

(a) Purchaser shall pay to the relevant Seller an amount equal to the Offered Price per Share multiplied by the number of Shares to be sold by such Seller as specified in the Transfer Notice, by wire transfer of United States dollars in immediately available funds to the accounts, and in accordance with the wire instructions specified in the Transfer Notice (the “ROFR Purchase Price”); and

(b) the Seller Representative shall deliver to Purchaser (i) duly endorsed share certificates representing the Offered Shares to be sold by Seller to Purchaser, free and clear of all liens, security interests, pledges, claims and encumbrances of every kind, nature and description, and endorsed by the Seller in blank, or with stock transfer powers executed by the Seller in blank attached, and (ii) a cross-receipt acknowledging the Seller’s receipt of the ROFR Purchase Price on the Offered Shares Settlement Date.

4.7 Adjustments with respect to exercise of ROFR. Any Shares acquired by Purchaser through the exercise of the ROFR and any Shares sold by a Seller to a third party after complying with the ROFR shall reduce, on a one-for-one basis, Purchaser’s obligation to purchase Future Shares and Top-Up Shares, as the case may be.

4.8 Conditions to the Obligation of Purchaser with respect to Offered Shares. The obligation of Purchaser to purchase the Offered Shares on any Offered Shares Settlement Date is subject to satisfaction on or prior to such date, of each of the following, provided that these conditions are for Purchaser’s sole benefit and may be waived by Purchaser at any time in its sole discretion with respect to any Seller, by providing the Seller Representative with written notice thereof:

(a) The Seller shall have delivered to Purchaser duly endorsed share certificates representing the Offered Shares, in accordance with Section 1.3;

(b) The representations and warranties of such Seller set forth in Section 5 shall be true and correct in all material respects as of the date made and as of the Offered Shares Settlement Date as though made at that time; provided, that the representation and warranty set forth in Section 5.5 shall be deemed true and correct if any material misstatements or omissions in the Public Reports is corrected in a disclosure filed on Form 6-K or made through a widely disseminated press release at least ten (10) NASDAQ trading days prior to delivery of the Transfer Notice;

(c) Such Seller shall have performed, satisfied and complied with the covenants set forth in Sections 4 and 7 and the agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Seller at or before the Offered Shares Settlement Date;

(d) The ADSs shall continue to be listed on the NASDAQ Global Market in good standing and NASDAQ shall not have taken, or expressed any intention to take, any action to delist the ADSs; and

(e) Neither the Company nor any of its material subsidiaries shall subject to any insolvency proceeding or has had a receiver, liquidator or administrator appointed over its assets or any part of them.

5. SELLERS’ REPRESENTATIONS AND WARRANTIES

As material inducement to Purchaser to enter into this Agreement and to close each purchase and sale hereunder, each Seller hereby makes the following representations, warranties and agreements to and with Purchaser as of the date hereof and as of the each Closing Date:

5.1 Authorization, etc. Such Seller has full power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by such Seller, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action of such Seller, if applicable. Each such Seller has duly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of each Seller enforceable against such Seller in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

5.2 No Conflicts, etc.

(a) The execution, delivery and performance of this Agreement by such Seller, and the consummation of the transactions contemplated hereby, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), create in any other person a right or claim of termination or amendment, or require modification, acceleration or cancellation of, or result in the creation of any lien, security interest, pledge, claim or encumbrances of any kind, nature or description (or any obligation to create any such lien or encumbrance) upon any of the properties or assets of such Seller under, any law applicable to such Seller or any of its properties or assets, any provision of any of the organizational documents of such Seller or any contract, or any other agreement or instrument to which such Seller is a party or by which any of its properties or assets may be bound.

(b) No filing with, or consent, approval, authorization, order, registration, qualification or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the performance by such Seller of its obligations hereunder or in connection with the sale and delivery of the Shares hereunder or the consummation of the transactions contemplated by this Agreement, except such as (i) may have previously been made or obtained and remain in effect and (ii) as may be required pursuant to Sections 13(d) and 16(a) under the U.S. Securities Exchange Act of 1934 (the “1934 Act”).

5.3 Corporate Status. In the case such Seller is not a natural person, it is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has full power and authority to, conduct its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated.

5.4 Title to Shares. Each Seller owns, legally and beneficially, all of the Shares it may sell, either directly or through a wholly owned holding company. Upon the delivery of and payment for such Shares at a Closing as provided for in this Agreement, Purchaser will acquire good and valid title to all of such Shares that Purchaser is entitled to receive from such Seller in accordance with the terms of this Agreement, free and clear of all liens, security interests, pledges, claims and encumbrances of every kind, nature and description.

5.5 Public Reports; Financial Statements. To such Seller’s knowledge, as of the respective dates of their filing, all reports, registration statements and other filings (including all documents incorporated by reference therein but excluding exhibits and schedules thereto), together with any amendments thereto, publicly filed by the Company with any governmental authority since July 7, 2004 (the “Public Reports”), complied, and all such reports, registration statements and other filings to be publicly filed by the Company with any governmental authority prior to a Closing Date will comply, in all material respects with the applicable requirements of all laws applicable to the Company or to its securities, properties or business. To such Seller’s knowledge, the Public Reports did not at the time they were filed with the applicable governmental authority, or will not at the time they are filed with the applicable governmental authority, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. For purposes of this Section 5.5, “knowledge” means with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter by (i) such Seller, if such Seller is an individual, and (ii) Katsujin David Chao, if such Seller is an entity affiliated with Doll Capital Management. The representation and warranty in this Section 5.5 shall not apply to any individual who is not a director, chief executive officer or chief financial officer of the Company.

6. PURCHASER’S REPRESENTATIONS AND WARRANTIES

Purchaser hereby represents and warrants to each Seller, as of the date hereof and as of each Closing Date that:

6.1 Authorization, etc. Purchaser has full power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action of Purchaser. Purchaser has duly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

6.2 No Conflicts, etc.

(a) The execution, delivery and performance of this Agreement by Purchaser, and the consummation of the transactions contemplated hereby, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), create in any other person a right or claim of termination or amendment, or require modification, acceleration or cancellation of, or result in the creation of any lien (or any obligation to create any lien) upon any of the properties or assets of Purchaser under, any law applicable to Purchaser or any of its properties or assets, any provision of any of the organizational documents of Purchaser or any contract, or any other agreement or instrument to which Purchaser is a party or by which any of its properties or assets may be bound.

(b) No filing with, or consent, approval, authorization, order, registration, qualification or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the performance by Purchaser of its obligations hereunder or in connection with the purchase of Shares hereunder or the consummation of the transactions contemplated by this Agreement, except such as may have previously been made or obtained.

6.3 Corporate Status. Purchaser is a corporation duly organized and validly existing under the laws of Japan, and has full power and authority to, conduct its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated.

6.4 Investment Purpose. Purchaser is acquiring the Shares for its own account and not with a view toward, or for resale in connection with, the sale or distribution thereof; provided, however, that by making the representations herein, Purchaser does not agree to hold the Shares for any minimum or other specific term, and reserves the right to dispose of the Shares at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act.

6.5 Sophistication of Purchaser. By reason of its business or financial experience, Purchaser is capable of evaluating the risks and merits of an investment in the Company and of protecting its own interests in connection with this investment.

6.6 Accredited Investor Status. Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the 1933 Act.

6.7 Reliance on Exemptions. Purchaser understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that Sellers are relying in part upon the truth and accuracy of, and Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of Purchaser to acquire the Shares.

6.8 No Governmental Review. Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares, nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

6.9 Transfer or Resale. Purchaser understands that the Shares have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless subsequently registered thereunder or sold, assigned or transferred pursuant to an exemption from registration under the 1933 Act.

6.10 Legends. Purchaser understands that until such time as the sale of the Shares have been registered under the 1933 Act, the share certificates representing the Shares shall, bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such share certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

The legend set forth above shall be removed in respect of the Shares and the Company’s transfer agent shall issue a share certificate without such legend to the holder thereof, unless otherwise required by state securities laws, if (i) such Shares are registered for resale under the 1933 Act and such shares will be sold in compliance with applicable prospectus delivery requirements, (ii) in connection with a sale transaction, such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Shares may be made without registration under the 1933 Act, or (iii) such holder provides the Company with reasonable assurance that the Shares, will be sold, assigned or transferred pursuant to Rule 144.

7. COVENANTS

7.1 Best Efforts. Each party shall use its commercially reasonable best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Sections 1.4 and 1.5 of this Agreement.

7.2 Purchaser’s Appointee to the Company’s Board of Directors. Each Seller shall use its commercially reasonable best efforts in cooperating with Purchaser to have a representative of Purchaser (the “Nominee”) nominated to stand for election to the Company’s board of directors. Each Seller furthermore agrees to vote all of its Shares in favor of the election of the Nominee to the Company’s board of directors at any annual or extraordinary general meetings of members of the Company at which the Nominee may stand for election for the duration of this Agreement.

7.3 Standstill. From the date hereof through the expiration of the Future Sales Period, Purchaser hereby agrees that neither the Purchaser nor any of its affiliates will, without the prior written consent of the Company, directly or indirectly, acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any securities of the Company or of any successor to or person in control of the Company. The term “person” as used in this Section 7.3 shall be broadly interpreted to include, without limitation, the media and any corporation, company, group, partnership or individual. The term “affiliate” as used in this Section 7.3 shall mean, with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person. The term “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, if the Company issues Shares (other than to Purchaser), Purchaser may, without the Seller Representative’s approval, purchase up to a number of Shares equal to 40% of the Shares so newly issued by the Company.

7.4 Lock-Up. Purchaser shall not sell or otherwise transfer an interest in any Shares purchased hereunder for one (1) year following the date of purchase pursuant to this Agreement (the “Lock-Up Period”). Upon the expiration of the Lock-Up Period, Purchaser shall agree not to sell or otherwise transfer an interest in any Shares owned or controlled by Purchaser except pursuant to a public offering of securities registered pursuant to a registration statement in compliance with the 1933 Act, or pursuant to an exemption from registration, for the duration of the Future Sales Period.

8. INDEMNIFICATION

8.1 Indemnification of Purchaser. In consideration of Purchaser’s execution and delivery of this Agreement and acquiring the Shares thereunder from Sellers, each Seller, severally and not jointly, shall defend, protect, indemnify and hold harmless Purchaser and all of its shareholders, officers, directors, employees and direct or indirect investors and any of the foregoing persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Purchaser Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Seller Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Purchaser Indemnified Liabilities”), incurred by any Purchaser Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by such Seller in this Agreement, or (ii) any breach by such Seller of any covenant, agreement or obligation of such Seller contained in this Agreement. To the extent that the foregoing undertaking by such Seller may be unenforceable for any reason, Sellers shall make the maximum contribution to the payment and satisfaction of each of the Purchaser Indemnified Liabilities that is permissible under applicable law. Notwithstanding the forgoing, the liability of each Seller under this Section 8 for indemnification or contribution with respect to Purchaser Indemnified Liabilities shall be limited to an amount equal to the net proceeds received by such Seller from the sale of the Shares sold by such Seller in transactions made pursuant to this Agreement during the twelve (12) month period ending on the date on which Purchaser makes a claim for indemnification for such Purchaser Indemnified Liabilities; provided, that such twelve (12) month limitation shall not apply to Purchaser Indemnified Liabilities resulting from, arising out of, or relating to any breach by any Seller of the representations and warranties set forth in Sections 5.1 or 5.4. Indemnification and/or contribution of Purchaser pursuant to this Section 8.1 shall be the exclusive remedy of Purchaser for money damages as a result, or arising out of, or relating to, (i) any misrepresentation or breach of any representation or warranty made by such Seller in this Agreement or (ii) any breach by Sellers of any covenant, agreement or obligation of such Seller contained in this Agreement.

8.2 Indemnification of Sellers. Purchaser agrees to indemnify and hold harmless each Seller and all of its shareholders, officers, directors, employees and direct or indirect investors and any of the foregoing persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Seller Indemnitees”), from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Seller Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Seller Indemnified Liabilities”), incurred by any Seller Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by Purchaser in this Agreement, or (ii) any breach by Purchaser of any covenant, agreement or obligation of Purchaser contained in this Agreement. To the extent that the foregoing undertaking by Purchaser may be unenforceable for any reason, Purchaser shall make the maximum contribution to the payment and satisfaction of each of the Seller Indemnified Liabilities that is permissible under applicable law. Notwithstanding the foregoing, the liability of Purchaser under this Section 8 for indemnification or contribution with respect to any Seller Indemnified Liabilities shall be limited to an amount equal to the net proceeds paid by Purchaser in transactions made pursuant to this Agreement during the twelve (12) month period ending on the date on which any Seller makes a claim for indemnification for such Seller Indemnified Liabilities. Indemnification and/or contribution pursuant to this Section 8 shall be the exclusive remedy of Sellers for money damages as a result, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by Purchaser in this Agreement of (ii) any breach by Purchaser of any covenant, agreement or obligation of Purchaser contained in this Agreement.

8.3 Actions against Parties; Notification. Each indemnified party shall give notice (in accordance with the terms of this Agreement) as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this Section 8. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. In addition, the indemnifying party shall be entitled, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense of any claim or action brought against an indemnified party with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action and the appointment of reasonably satisfactory counsel, the indemnifying party shall not be liable to the indemnified party under this Section 8 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 8 (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

9. GOVERNING LAW; MISCELLANEOUS

9.1 Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the courts sitting in the State of New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

9.2 Dispute Resolution. The parties shall attempt to resolve all disputes between the parties arising out of or relating to this Agreement and all related agreements, collectively or separately, amicably through good faith discussions upon the written request of any party. In the event that any such dispute cannot be resolved thereby within a period of sixty (60) days after such notice has been given (the last day of such sixty (60) day period being herein referred to as the “Arbitration Date”), such dispute shall be finally settled by arbitration in San Francisco, California, using the English language in accordance with the Arbitration Rules and Procedures of JAMS then in effect, by one or more commercial arbitrator(s) with substantial experience in resolving complex commercial contract disputes, who may or may not be selected from the appropriate list of JAMS arbitrators. If the Parties cannot agree upon the number and identity of the arbitrators within fifteen (15) days following the Arbitration Date, then a single arbitrator shall be selected on an expedited basis in accordance with the Arbitration Rules and Procedures of JAMS. Any arbitrator so selected shall have substantial experience in commercial transactions. The arbitrator(s) shall have the authority to grant specific performance and to allocate between the parties the costs of arbitration (including service fees, arbitrator fees and all other fees related to the arbitration) in such equitable manner as the arbitrator(s) may determine. The prevailing party in the arbitration shall be entitled to receive reimbursement of its reasonable expenses (including reasonable attorneys’ fees, expert witness fees and all other expenses) incurred in connection therewith. Judgment upon the award so rendered may be entered in a court specified in Section 9.1 or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. Notwithstanding the foregoing, each Party shall have the right to institute an action in a court specified in Section 9.1 for preliminary injunctive relief pending a final decision by the arbitrator(s), provided that a permanent injunction and damages shall only be awarded by the arbitrator(s).

9.3 Business Day. As used in this Agreement, “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in both the People’s Republic of China and Tokyo, Japan are authorized or required by law to remain closed.

9.4 Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

9.5 Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

9.6 Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between Purchaser, on the one hand, and any of Sellers, their affiliates and persons acting on their behalf, on the other hand, with respect to the matters discussed herein, and this Agreement contains the entire understanding of the parties with respect to the matters covered herein. No provision of this Agreement may be amended other than by an instrument in writing signed by Sellers and Purchaser.

9.7 Expenses. None of Sellers has dealt with any broker, finder, commission agent or other person in connection with the transactions contemplated herein and none of Sellers is under any obligation to pay any broker’s fee or commission in connection with the transactions contemplated herein. Except as otherwise set forth in this Agreement, each party to this Agreement shall bear its own expenses in connection with the sale and purchaser of Shares.

9.8 Seller Representative.

(a) Each Seller hereby authorizes, directs and appoints Katsujin David Chao to act as sole and exclusive agent, attorney-in-fact and representative of such Seller (the “Seller Representative”), and authorized and directs the Seller Representative to (i) take any and all actions (including without limitation executing and delivering any documents, incurring any costs and expenses for the account of such Seller and making any and all determinations) which may be required or permitted by this Agreement to be taken by such Seller or Sellers, (ii) exercise such other rights, power and authority as are authorized, delegated and granted to the Seller Representative hereunder in connection with the transactions contemplated hereby, (iii) exercise such rights, power and authority as are incidental to the foregoing, and (iv) give and receive any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Seller Representative consistent therewith, shall be absolutely and irrevocably binding on each Seller, as if such Seller personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Seller’s individual capacity. The Seller Representative hereby acknowledges and accepts the foregoing authorization and appointment and agrees to serve as the Seller Representative in accordance with the Agreement.

(b) The Seller Representative shall serve as Seller Representative until his resignation, removal from office, incapacity or death; provided, however, that the Seller Representative shall not have the right to resign without (A) prior written notice to Sellers and (B) picking a successor reasonably satisfactory to Purchaser to serve until a successor thereto is elected by Sellers. The Seller Representative may be removed at any time and a successor representative, reasonably satisfactory to Purchaser, may be appointed, pursuant to written action by Sellers who, immediately prior to the date of removal, hold at least one Share. No appointment of a successor shall be effective unless such successor agrees in writing to be bound by the terms of this Agreement.

(c) The Seller Representative shall be permitted to retain counsel, consultants and other advisors at its own expense and shall promptly notify Purchaser after retaining any such person.

(d) Notwithstanding any notice received by Purchaser to the contrary (except any notice for the appointment of a successor Seller Representative approved by Purchaser in accordance with Section 9.7(b) above), Purchaser (i) shall be fully protected in relying upon and shall be entitled to rely upon, shall have no liability to Sellers with respect to, and shall be indemnified by Sellers from and against all liability arising out of, actions, decisions and determinations of the Seller Representative and (ii) shall be entitled to assume that all actions, decisions and determinations of the Seller Representative are fully authorized by Sellers.

(e) The Seller Representative shall not be liable to Sellers for the performance of any act or the failure to act so long as he acted or failed to act in good faith in what he reasonably believed to be the scope of his authority and for a purpose which he reasonably believed to be in the best interests of Sellers.

9.9 Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Seller Representative:
DCM-Doll Capital Management
2420 Sand Hill Road
Suite 200
Menlo Park, CA 94025
Telephone:	1-650-233-1400
Facsimile:	1-650-854-9159
Attention:	Katsujin David Chao
With a copy to:
51job, Inc.
21/F Wen Xin Plaza
755 Wei Hai Road
Shanghai 200041
P.R. China
Tel:	86-21-3201-4888
Fax:	86-21-3219-3810
Attention:	Rick Yan
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
155 Constitution Drive
Menlo Park, CA 94025, USA
Telephone:	1-650-463-5370
Facsimile:	1-877-880-0718
Attention:	Brooks Stough, Esq.

If to Purchaser:
RECRUIT CO., LTD.
Recruit GINZA8 Bldg.
8-4-17 Ginza, Chuo-ku
Tokyo 104-8001, Japan
Telephone:	81-3-3575-5283
Facsimile:	81-3-3575-5886
Attention:	Hiroshi Nishino
With a copy to:
Morrison & Foerster LLP
1-3-1 Marunouchi, Chiyoda-ku
Tokyo 100-0005, Japan
Telephone:	81-3-3214-6522
Facsimile:	81-3-3214-6512
Attention:	Ken Siegel, Esq.

Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

9.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Purchaser may assign some or all of its rights hereunder to a controlled affiliate of Purchaser without the consent of each Seller, provided, however, that any such assignment shall not release Purchaser from its obligations hereunder.

9.11 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person. Notwithstanding the foregoing, the parties hereto acknowledge and agree that the Company is an intended third party beneficiary with respect to the obligations of the Purchaser under Sections 7.3 and 7.4 hereof and the Company shall be entitled to enforce such provisions as if the Company were a party to this Agreement.

9.12 Survival of Representations and Warranties. All representations and warranties made by Sellers and Purchaser herein shall survive the execution of this Agreement, the delivery to Purchaser of any Shares being purchased and the payment therefor.

9.13 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

9.14 Termination. This Agreement may be terminated:

(a) By written agreement of Purchaser and the Seller Representative;

(b) In the event that the Initial Closing shall not have occurred on or before ninety (90) days from the date hereof due to a Seller’s or Purchaser’s failure to satisfy the conditions set forth in Sections 1.4 and 1.5 above, Purchaser, with respect to such failures by a Seller, and Sellers, with respect to such failures by Purchaser (each a “Defaulting Party”) shall have the option to terminate this Agreement with respect to the Defaulting Party, as applicable, at the close of business on such date without liability of any party to any other party arising out of such termination; provided, further, that Purchaser shall have the option to terminate this Agreement with respect to all Sellers, if as a result of any such failure to satisfy the conditions set forth in Sections 1.4 and 1.5 above, Purchaser could not purchase at least 90% of the Shares to be sold in the Initial Sale. No termination hereunder shall limit the rights of a party against any other party with respect to a breach of this Agreement; and

(c) By Purchaser, in its sole discretion, in the event that (i) no trades in the ADSs are reported on the NASDAQ Global Market for ninety (90) consecutive NASDAQ trading days; or (ii) the ADSs have been delisted from trading on the NASDAQ Global Market for a period of at least ninety (90) consecutive NASDAQ trading days; provided, in each case, that Purchaser may not terminate this Agreement pursuant to this Section 9.14(c) if the ADSs cease to be traded on the NASDAQ Global Market pursuant to a going private or other transaction approved by Purchaser or its affiliates; and provided, further, that, if the ADSs are re-listed for trading on the NASDAQ Global Market after having been delisted for more than twenty (20) NASDAQ trading days, Purchaser shall not be obligated to purchase any Shares pursuant to Sections 1, 2, or 3 hereof unless the ADSs have been traded on the NASDAQ Global Market for (90) consecutive NASDAQ trading days and the Company has maintained an average market capitalization of at least US$100 million during such period.

9.15 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

9.16 Remedies. Purchaser and each Seller (and the Company, with respect to Sections 7.3 and 7.4) shall have all rights and remedies set forth herein and all of the rights which such parties have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

9.17 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature. This Agreement shall first become effective upon the due execution and delivery of this Agreement by the Purchaser and all of the Sellers (and will not be effective for any purpose, or binding upon any party, until all the Sellers have so executed and delivered this Agreement).

(Signature Pages to Follow)

IN WITNESS WHEREOF, Purchaser and Sellers have caused this Stock Purchase Agreement to be duly executed as of the date first written above.

PURCHASER:

RECRUIT CO., LTD.

By:	/s/ Hiroyuki Honda
Hiroyuki Honda,
Director and Senior Vice President

SELLERS:

DOLL TECHNOLOGY INVESTMENT FUND II, L.P.

DCM NETWORK FUND, L.P.

DCM INTERNET FUND, L.P.

DOLL TECHNOLOGY AFFILIATES FUND II, L.P.

By: Doll Technology Investment Management II, L.L.C., its General Partner

/s/ Katsujin David Chao
Katsujin David Chao, Managing Member

DCM III, L.P.

DCM III-A, L.P.

DCM AFFILIATES FUND III, L.P.

By: DCM Investment Management III, L.L.C., its General Partner

/s/ Katsujin David Chao
Katsujin David Chao, Managing Member

By:	/s/ Rick Yan	By:	/s/ Michael Lei Feng
	RICK YAN		MICHAEL LEI FENG
	On behalf of himself and RY Holdings Inc.		On behalf of himself and MF Holdings Inc.

By:	/s/ Norman Lui	By:	/s/ Kathleen Chien
	NORMAN LUI		KATHLEEN CHIEN
On behalf of himself and NNL Holdings Inc.